                               SERVICES AGREEMENT

This Agreement is effective this 18th day of September, 1995, (the "Effective Date") between -Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and Bristol-Myers Squibb U.S. Pharmaceuticals, a division of Bristol-Myers Squibb Company, P.O. Box 4500, Princeton, New Jersey 08543-4500 (hereinafter called "BMSUSP"). Vendor agrees to provide services to BMSUSP under the terms set forth below.

A.        SERVICES

          Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

          The product and all elements as set forth on Attachment A are subject to prior approval by BMSUSP, such approval not to be unreasonably withheld.

B.        COMPENSATION

          BMSUSP will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

          In the event that BMSUSP shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify BMSUSP of the cost of such revisions and will not proceed without prior written approval.

          If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as BMSUSP may reasonably require.

C.        CONFIDENTIALITY

          Vendor shall treat as confidential and secret any and all BMSUSP Confidential Information. "BMSUSP Confidential Information" shall include, but not be limited to, information relating to BMSUSP's past, present and future marketing and research and development activities that may be disclosed to Vendor by BMSUSP and/or BMSUSPs parent, subsidiary or affiliate companies and which are identified in writing by BMSUSP as confidential. BMSUSP Confidential information shall not include (i) information known by Vendor prior to disclosure

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          from BMSUSP. (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes BMSUSP Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that BMSUSP is given 10 days prior notice of such disclosure. Vendor expressly agrees that any information it discovers or develops under this Agreement for the benefit of BMSUSP shall not be used by Vendor or disclosed by Vendor to any third party, nor shall Vendor show this Agreement or disclose the existence, nature or subject matter of this Agreement to any third. party without the prior written consent of BMSUSP. Vendors obligations not to disclose BMSUSP Confidential Information to third parties and not to otherwise use BMSUSP Confidential Information shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing BMSUSP Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing BMSUSP Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

          BMSUSP shall treat as confidential and secret any and all Vendor Confidential Information. "Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to BMSUSP and/or BMSUSP's parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information relating to Vendor deliverables under this agreement. Vendor Confidential information shall not include (i) information known by BMSUSP prior to disclosure from Vendor, (ii) information which is or becomes publicly known through no wrongful act of BMSUSP, (iii) information that is independently developed by BMSUSP, without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. BMSUSP expressly agrees that any Confidential Information it discovers under this Agreement shall not be disclosed by BMSUSP to any third party without the prior written consent of Vendor. BMSUSP's obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years.

D.        INDEMNIFICATION

          Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees,


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          arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement.

E.        PROFESSIONAL STANDARDS

          Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and quantity to perform all such assignments and projects given it by BMSUSP hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.        OWNERSHIP OF MATERIALS

          Any and all reports, information, data or other works created by Vendor for BMSUSP in connection with this Agreement (with the exception of customization of the Vendor's basic software and systems for BMSUSP) shall be the sole and exclusive property of BMSUSP.
          BMSUSP may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer. Vendor shall not at any time, in any manner, during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from BMSUSP or BMSUSP's parent, subsidiary or affiliate companies, in respect of such reports, data, information or other works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect BMSUSP's legal rights and worldwide ownership in such works, including, but not limited to, documents relating to patent, trademark and copyright applications.

          Nothing in the preceding paragraph shall preclude Vendor from referring to the general results of the project performed pursuant to this Agreement in making marketing presentations to other potential customers. In addition, BMSUSP agrees to provide Vendor with reasonable access to data generated by the project performed pursuant to this Agreement for the sole purpose of supplementing or supporting marketing presentations to other potential customers, provided, however, that all such supplemental or supporting presentations, insofar as they disclose data from the project, must be pre-approved by BMSUSP.


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

G.        RELEASES

          Any materials furnished hereunder which have not been created for BMSUSP and are subject to the rights of third parties shall be specifically identified to BMSUSP in writing. Vendor shall obtain (and deliver upon request to BMSUSP) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to BMSUSP, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by BMSUSP. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.        DURATION OF AGREEMENT

          1.   Term

          This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) completion of the project assigned hereunder, (ii) terminated by at least thirty
          (30) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder.

          2.   Payment on Termination

          Upon termination of this Agreement BMSUSP is to pay for all authorized work in process, and BMSUSP shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding contracts made on
          BMSUSP's behalf.   Upon written notice of termination Vendor shall
          take all steps necessary to wind up the work under this Agreement and to mitigate BMSUSP's liability therefore.

          3.   Transfer Upon Termination

          Vendor shall transfer, assign and make available to BMSUSP or BMSUSP's representative all property and materials in Vendor's possession or control belonging to and paid for by BMSUSP, and all information regarding BMSUSP's project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties


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          in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

          I.   INDEPENDENT CONTRACTORS

          The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint ventures. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

          J.   THIRD PARTY OBLIGATIONS

          In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for BMSUSP's parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of BMSUSP and/or BMSUSP's parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of BMSUSP.

          K.   GOVERNING LAW

          This Agreement is entered into in the State of New Jersey and shall be constructed and governed under and in accordance with the laws of that State.

          L.   MISCELLANEOUS

          (1) The terms of this Agreement shall be binding upon BMSUSP and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of BMSUSP. Factoring of accounts receivable is not permitted.

          (2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

          (3) BMSUSP is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national


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          origin.  Vendor represents that it has the same policy of Equal
          Opportunity Employment.

          (4) The policy of BMSUSP is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, BMSUSP is committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

          (5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

          (6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.


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

          (7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including. but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 18th day of September, 1995



Bristol-Myers Squibb                               DSMI Corp.
U.S. Pharmaceuticals                               46 Prince Street
a division of Bristol-Myers                        Rochester, New York 14607
Squibb Company

    /s/ Ray Joske
By: /s/ Rose Crane                              By: /s/ Donald A. Carlberg
    -----------------------------                   ------------------------

Title: HEALTHCARE MANAGEMENT                     Title:  President & CEO


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


Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                    DSMI PROPOSAL TO BRISTOL-MYERS SQUIBB COMPANY
                            CARDIOVASCULAR DISEASE PROGRAM
                                  SEPTEMBER 18, 1995

[****]